Exhibit 4.3

FIRST AMENDMENT TO CREDIT AGREEMENT

    This Amendment is made as of this 22nd day of December, 1997, by and among INTERRA FINANCIAL INCORPORATED, a Delaware corporation (the "Borrower"), the banks or financial institutions listed on the signature pages hereof (individually referred to as a "Bank" or collectively as the "Banks"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (formerly known as First Bank National Association), as agent for the Banks ( in such capacity, the "Agent").

RECITALS

    A. The Borrower, the Banks and the Agent have entered into a Credit Agreement dated as of June 27, 1997 (the "Credit
Agreement").

    B. The Borrower has advised the Banks and the Agent that (i) effective January 2, 1998, Dain Rauscher Corporation, a newly organized Delaware corporation, will be merged into the Borrower, with the Borrower as the surviving corporation and simultaneously with such merger the name of the Borrower will be changed to Dain Rauscher Corporation (the foregoing merger and name change is herein called the "Dain Rauscher Corporation Merger and Name Change"), (ii) effective January 2, 1998, Rauscher Pierce Refsnes, Inc., a Delaware corporation, will be merged into Dain Bosworth Incorporated, a Delaware corporation, with Dain Bosworth Incorporated being the surviving corporation and simultaneously with such merger the name of Dain Bosworth Incorporated will be changed to Dain Rauscher Incorporated (the foregoing merger and name change is herein called the "First Dain Rauscher Incorporated Merger and Name Change"), (iii) effective March 2, 1998, Dain Rauscher Incorporated will be merged into Interra Clearing Services Inc., a Minnesota corporation, with Interra Clearing Services Inc. as the surviving corporation and simultaneously with such merger the name of Interra Clearing Services Inc. will be changed to Dain Rauscher Incorporated (the foregoing merger and name change is herein called the "Second Dain Rauscher Incorporated Merger and Name Change"), and (iv) effective January 2, 1998, the name of Interra Lending Services Inc., a Minnesota corporation, will be changed to Dain Rauscher Lending Services Inc. (the foregoing name change is herein called the "Dain Rauscher Lending Services Inc. Name Change").

C. The Borrower has requested that the Banks and the Agent consent to the above-described mergers and name changes and amend certain provisions of the Credit Agreement, and the Banks and the Agent are willing to do so pursuant to the terms and conditions set forth in this Amendment.

    ACCORDINGLY, the parties hereto hereby agree as follows:

1.  Terms used in this Amendment which are defined in the Credit
Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

2. Subject to the terms and conditions of this Amendment, the Banks and the Agent hereby consent to the Dain Rauscher Corporation Merger and Name Change, the First Dain Rauscher Incorporated Merger and Name Change, the Second Dain Rauscher Incorporated Merger and Name Change and the Dain Rauscher Lending Services Inc. Name Change.

3. From and after the time when the Dain Rauscher Corporation Merger and Name Change becomes effective, all references in the Credit Agreement and the other Loan Documents to "the Borrower" shall be deemed to be references to Dain Rauscher Corporation, a Delaware corporation.

4.  From and after the time when the First Dain Rauscher
Incorporated Merger and Name Change becomes effective, all references in the Credit Agreement and the other Loan Documents to "Dain Bosworth Incorporated" or "Dain Bosworth" or to
"Rauscher Pierce Refsnes, Inc." or "Rauscher Pierce Refsnes" shall be deemed to be references to Dain Rauscher Incorporated, a Delaware corporation.

5. From and after the time when the Second Dain Rauscher Incorporated Merger and Name Change becomes effective, all references in the Credit Agreement and the other Loan Documents to "Dain Bosworth Incorporated" or "Dain Bosworth" or to "Rauscher Pierce Refsnes, Inc." or "Rauscher Pierce Refsnes" or to "Interra Clearing Services Inc." or "Interra Clearing Services" shall be deemed to be references to Dain Rauscher Incorporated, a Minnesota corporation.

6. From and after the time when the Dain Rauscher Lending Services Inc. Name Change becomes effective, all references in the Credit Agreement and the other Loan Documents to "Interra Lending Services Inc." or "Interra Lending Services" shall be deemed to be references to Dain Rauscher Lending Services Inc.

7. From and after the date of this Amendment, all references in the Credit Agreement and in the other Loan Documents to "First Bank National Association" or "First Bank" shall be deemed to be references to "U.S. Bank National Association (formerly known as First Bank National Association)".

8. ARTICLE I of the Credit Agreement is hereby amended by adding the following new definition of "First Amendment to Credit
Agreement" in the appropriate alphabetical location in ARTICLE I:

"`First Amendment to Credit Agreement':  The First Amendment to
Credit Agreement dated as of December 22, 1997, by and among the Borrower, the Banks and the Agent."

9. During the period from the time when the First Dain Rauscher Incorporated Merger and Name Change becomes effective until the time when the Second Dain Rauscher Incorporated Merger and Name Change becomes effective, the definition of "Material Subsidiary" in ARTICLE I of the Credit Agreement shall be deemed to read as follows:

"`Material Subsidiary':

(a) For so long as they shall be Subsidiaries of the Borrower, Dain Rauscher Incorporated and Interra Clearing Services; and

(b) For any fiscal year of the Borrower, any other Subsidiary of the Borrower (i) which contributed (or, in the case of any Subsidiary acquired during such fiscal year, would have contributed, if acquired, at the beginning of the preceding fiscal year) more than 10% of the revenues of Borrower and its Subsidiaries on a consolidated basis during the preceding fiscal year or (ii) which had (or, in the case of any Subsidiary acquired during such fiscal year, would have had, if acquired on the last day of the preceding fiscal year) aggregate assets in excess of 10% of the assets of Borrower and its Subsidiaries on a consolidated basis at the close of the preceding fiscal year."

10. From and after the time when the Second Dain Rauscher
Incorporated Merger and Name Change becomes effective, the definition of "Material Subsidiary" in ARTICLE I of the Credit
Agreement shall be deemed to read as follows:

"`Material Subsidiary':

(a) For so long as it shall be a Subsidiary of the Borrower, Dain
Rauscher Incorporated; and

(b) For any fiscal year of the Borrower, any other Subsidiary of the Borrower (i) which contributed (or, in the case of any Subsidiary acquired during such fiscal year, would have contributed, if acquired, at the beginning of the preceding fiscal year) more than 10% of the revenues of Borrower and its Subsidiaries on a consolidated basis during the preceding fiscal year or (ii) which had (or, in the case of any Subsidiary acquired during such fiscal year, would have had, if acquired on the last day of the preceding fiscal year) aggregate assets in excess of 10% of the assets of Borrower and its Subsidiaries on a consolidated basis at the close of the preceding fiscal year."

11. Section 7.16 of the Credit Agreement is hereby amended to read as follows:

"Section 7.16 Subsidiaries. Exhibit A to the First Amendment to Credit Agreement sets forth, as of the time when the Second Dain Rauscher Incorporated Merger and Name Change becomes effective, a list of all Subsidiaries which are directly owned by the Borrower and which are currently operating and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Borrower therein, and the jurisdiction of incorporation of each such Subsidiary."

12. From and after the time when the Second Dain Rauscher
Incorporated Merger and Name Change becomes effective, Section
8.1(a) of the Credit Agreement shall be amended to read as follows:

"(a) As soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, the annual audit reports of the Borrower and Dain Rauscher Incorporated and the unaudited financial statements of Dain Rauscher Lending Services Inc. prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flow and stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by certified public independent auditors of recognized standing selected by the Borrower and acceptable to the Agent."

13. During the period from the time when the First Dain Rauscher Incorporated Merger and Name Change becomes effective until the time when the Second Dain Rauscher Incorporated Merger and Name Change becomes effective, Section 9.8 of the Credit Agreement shall be deemed to read as follows:

Section 9.8 Investments. The Borrower will not make, and the Borrower will not permit to exist, any direct or indirect investment (whether by means of equity, debt or otherwise) by the Borrower in any other Person, except:

(a) Investments by the Borrower in Dain Rauscher Incorporated and
Interra Clearing Services;

(b) Investments by the Borrower, Dain Rauscher Incorporated or
Interra Clearing Services in Subsidiaries other than Dain
Rauscher Incorporated and Interra Clearing Services in an aggregate amount not to exceed at any time eight percent (8%) of the Borrower's Consolidated Net Worth;

(c) Investments made after the date of this Agreement to acquire all or substantially all of the assets or stock of other Persons, provided that (i) the sum of all cash consideration paid, the current market value (as of the date of such Investment) of all property given and all Indebtedness incurred and assumed in connection with all such investments made after the date of this Agreement shall not exceed an aggregate amount of $100,000,000 and (ii) any Person whose assets or stock are so acquired shall be engaged solely in a business carried on by the Borrower or a Subsidiary of the Borrower on the date of this Agreement."

14. From and after the time when the Second Dain Rauscher
Incorporated Merger and Name Change becomes effective, Section
9.8 of the Credit Agreement shall be deemed to read as follows:

"Section 9.8 Investments. The Borrower will not make, and the Borrower will not permit to exist, any direct or indirect investment (whether by means of equity, debt or otherwise) by the Borrower in any other Person, except:

(d) Investments by the Borrower in Dain Rauscher Incorporated;

(e) Investments by the Borrower or Dain Rauscher Incorporated in
Subsidiaries other than Dain Rauscher Incorporated in an aggregate amount not to exceed at any time eight percent (8%) of the Borrower's Consolidated Net Worth;

(f) Investments made after the date of this Agreement to acquire all or substantially all of the assets or stock of other Persons, provided that (i) the sum of all cash consideration paid, the current market value (as of the date of such Investment) of all property given and all Indebtedness incurred and assumed in connection with all such investments made after the date of this Agreement shall not exceed an aggregate amount of $100,000,000 and (ii) any Person whose assets or stock are so acquired shall be engaged solely in a business carried on by the Borrower or a Subsidiary of the Borrower on the date of this Agreement."

15. During the period from the time when the First Dain Rauscher Incorporated Merger and Name Change becomes effective until the time when the Second Dain Rauscher Incorporated Merger and Name Change becomes effective, Section 9.14 of the Credit Agreement shall be deemed to read as follows:

"Section 9.14  Minimum Net Capital Required for Interra Clearing
Services. The Borrower will not permit the Net Capital of Interra Clearing Services at any time to be less than the greater of (A) $50,000,000 or (B) six percent (6%) of the Aggregate Debit
Items of Interra Clearing Services."

16. From and after the time when the Second Dain Rauscher
Incorporated Merger and Name Change becomes effective, Section
9.14 of the Credit Agreement shall be deemed to read as follows:

"Section 9.14 Minimum Net Capital Required for Dain Rauscher Incorporated. The Borrower will not permit the Net Capital of Dain Rauscher Incorporated at any time to be less than the greater of (A) $70,000,000 or (B) seven percent (7%) of the Aggregate Debit Items of Dain Rauscher Incorporated."

17. The Borrower covenants and agrees that within ten (10) days after the consummation of any of the Dain Rauscher Corporation Merger and Name Change, the First Dain Rauscher Incorporated Merger and Name Change, the Second Dain Rauscher Incorporated Merger and Name Change and/or the Dain Rauscher Lending Services Inc. Name Change, the Borrower will provide to each of the Banks copies of the articles of merger and/or name change accomplishing such action, which have been certified by the appropriate secretary of state. The Borrower further covenants and agrees that upon request of any Bank, the Borrower will execute and deliver to such Bank, or will cause its Subsidiaries to execute and deliver to such Bank, such assumption agreements, amendments, secretary's certificates, incumbency certificates or other documents or agreements as such Bank shall request as a result of the Dain Rauscher Corporation Merger and Name Change, the First Dain Rauscher Incorporated Merger and Name Change, the Second Dain Rauscher Incorporated Merger and Name Change and/or the Dain Rauscher Lending Services Inc. Name Change in connection with any credit facility or other financial accommodation which such Bank may have with the Borrower or any Subsidiary of the Borrower.

18. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement and the other Loan
Documents shall remain in full force and effect.

19. The Borrower hereby represents and warrants to the Banks as follows:

(a) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action by the Borrower, and the Credit Agreement and the other Loan Documents, as amended by this Amendment, constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to limitations on the availability of equitable remedies.

(b) The execution, delivery and performance by the Borrower of the Credit Agreement and the other Loan Documents, as amended by this Amendment, will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Borrower, (b) violate or contravene any provisions of the Articles (or Certificate) of Incorporation or by-laws of the Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Borrower or any Subsidiary. Neither the Borrower nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could constitute an Adverse Event. No Default or Event of Default has occurred and is continuing.

(c) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Credit Agreement and the other Loan Documents, as amended by this Amendment.

(d) All of the representations and warranties contained in
ARTICLE VII of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date (except to the extent that any such representation and warranty is expressly stated to have been made as of a specific date, then such representation or warranty shall be true and correct as of such specific date).

20. All references in the Credit Agreement to "this Agreement" or in the Loan Documents to the "Credit Agreement" shall be deemed to refer to the Credit Agreement as amended by this Amendment.

21. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or of any breach, default or event of default under any other Loan Document, whether or not known to the Agent and/or the Banks and whether or not existing on the date of this Amendment.

22. The Borrower hereby reaffirms its agreement under Section
12.4 of the Credit Agreement to pay on demand the following out-of-pocket costs and expenses incurred in connection with the following matters: (i) all out-of-pocket costs and expenses of the Agent (including the reasonable fees and expenses of outside counsel to the Agent) in connection with the preparation, execution and delivery of the Loan Documents and the preparation, negotiation and execution of any and all amendments to each thereof and (ii) all out-of-pocket costs and expenses of the Agent and each of the Banks in connection with the enforcement of the Loan Documents. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all reasonable fees and disbursements of counsel to the Agent for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

23. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above.

INTERRA FINANCIAL INCORPORATED

By      Daniel J. Reuss
        ---------------------
        Daniel J. Reuss

Title   Senior Vice President & Treasurer

Dain Bosworth Plaza
60 South Sixth Street
Minneapolis, Minnesota  55402-4422
Attention:  John C. Appel
Fax:  (612) 371-7951

Commitment:  U.S. BANK NATIONAL ASSOCIATION (formerly
$17,000,000 known as First Bank National Association), as Agent and a Bank

Percentage:  34%

By      Jose Peris
        ----------------------
        Jose Peris
Title   Senior Vice President

601 2nd Avenue South
Minneapolis, Minnesota  55402-4302
Attention:  Vice President, Financial Services Division
Fax:  (612) 973-0832

Commitment:  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION
$16,500,000

Percentage:  33%

By      Edward J. Meyer, Jr.
        ------------------------
        Edward J. Meyer, Jr.
Title   Vice President

Sixth Street and Marquette Avenue
Minneapolis, Minnesota  55479-0105
Attention:  Vice President, Financial Institutions Division
Fax:  (612) 667-7251

Commitment: THE CHASE MANHATTAN BANK
$16,500,000

Percentage:  33%

By      Diane M. Leslie
        ------------------------
        Diane M. Leslie
Title   Managing Director

Broker-Dealer Division
21st Floor
One Chase Manhattan Plaza
New York, New York 10081
Attention:  Diane Leslie
Fax:  (212) 552-5287